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                                                        FOR IMMEDIATE RELEASE
                                                        ---------------------
                                                        December 20, 2001

                                                        Contact:
                                                        John B. Woodlief
                                                        Vice President - Finance
                                                        (704) 372-5404



                     Ruddick Provides First Quarter Outlook
            Continued Weakness in A&E Sales and A&E Operating Profit
                 Harris Teeter Operating Profit Continues Strong

Charlotte, N.C.--Ruddick Corporation (NYSE:RDK) today reported that A&E has continued to experience weakness in sales due primarily to the slowdown in consumer spending in the US. While the results for the first fiscal quarter of 2002 which ends on December 30, 2001, are not fully known at this time, Ruddick anticipates that its earnings per share for the first quarter could be three to four cents per share lower than the $.24 reported in the comparable first quarter of fiscal 2001. The possible decline in earnings is wholly attributed to weaker performance at A&E. A&E is expected to generate marginally positive profits from operations in the current fiscal quarter.

Ruddick reported that operating profits at Harris Teeter continue to improve over the prior year and the comparable store sales growth for stores in operation in both annual periods is expected to reflect a decline of approximately 1.5%. Thomas W. Dickson, President of Ruddick Corporation, stated that "while we are committed to a higher level of comparable store sales growth, the performance in the first quarter must be viewed in the context of both the record setting warm weather in the southeast during the quarter and the sluggishness in the economy which has unfolded since September 11. Additionally, comparable store measurements also reflect the impact of four new store openings during the quarter in our core markets with proximity to some of our existing stores. Five stores in total were opened in the first quarter and six additional are planned for fiscal 2002. We are committed to continuing the aggressive promotional and merchandizing programs which in past quarters have proven to be effective in the marketplace."

Ruddick's first quarter will end December 30 and results are scheduled for release on January 22, 2002. This news release contains forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future adverse tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's


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liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; the extent and speed of the successful execution of strategic initiatives designed to increase sales and profitability in each of the operating companies.

Ruddick Corporation is a holding company which operates two subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com